UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 8, 2012

ICF International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33045	22-3661438
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

9300 Lee Highway, Fairfax, Virginia		22031
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (703) 934-3000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Ms. Sandra Murray, interim Chief Financial Officer of ICF International, Inc. (the “Company”), has announced that she will resign from this position effective July 16, 2012.

(c) On June 14, 2012, the Company issued a press release to announce that James C. Morgan, 47, will join the Company and assume the position of Executive Vice President and Chief Financial Officer, effective July 16, 2012.

From 2011 until his employment by the Company, Mr. Morgan served as the Executive Vice President and Chief Financial Officer of Serco, Inc., a division of Serco Group PLC. From 1993 until 2011, Mr. Morgan held a number of positions at Science Applications International Corporation (“SAIC”), in particular, Senior Vice President and Senior Financial Officer, Strategic and Operational Finance from 2005 until 2011 and Senior Vice President, Business Transformation Officer from 2008 until 2011. Previously, Mr. Morgan was an Experienced Senior Consultant in the Special Services and Contracting Group at Arthur Andersen & Company. Mr. Morgan received his BS in Accounting from North Carolina State University and his Masters in Business Administration from George Washington University.

(e) Mr. Morgan will receive an annual base salary of $450,000 and a cash bonus of $100,000, to be paid no later than July 31, 2012, which bonus is forfeitable in full if he leaves the Company within two years for any reason other than death or disability. Mr. Morgan will receive a cash bonus of $270,000 for the 2012 calendar year that will be guaranteed providing that he is performing at an acceptable level and employed in a benefits-eligible position at the time the bonus is distributed, no later than March 15, 2013. Mr. Morgan will also be eligible for an annual performance based equity bonus for the 2012 calendar year, as determined by the Company’s compensation committee.

Following the commencement of his employment, Mr. Morgan will be granted an option award equal to an aggregate fair market value of $125,000 and a grant of restricted stock units (“RSUs”) equal to an aggregate fair market value of $125,000 (based on the market price of the Company’s stock on the date of grant). The options will vest in three annual installments commencing on the first anniversary of the date of grant. The RSUs will vest in four annual installments commencing on the first anniversary of the date of grant.

In addition, the Company and Mr. Morgan have entered into a letter agreement, dated June 8, 2012 relating to severance arrangements (the “Severance Agreement”), pursuant to which, subject to certain terms and conditions, in the event the Company involuntarily terminates Mr. Morgan’s employment without Cause (as defined in the Company’s 2010 Omnibus Incentive Plan), he will be paid nine months of severance based on (i) his then-current base salary and (ii) the bonus payment that he received in the prior 12 months. Such severance will be paid in bi-weekly installments in accordance with the Company’s scheduled pay dates.

If, within 12 months of a Change of Control of the Company (as defined in the Company’s 2010 Omnibus Incentive Plan), there is (i) a material reduction of the nature and scope of Mr. Morgan’s authorities, powers, functions or duties, (ii) a material reduction in his compensation or (iii) a relocation of Mr. Morgan’s primary work location by 50 miles or more from his work location immediately prior to such Change of Control, Mr. Morgan will be paid (a) a lump sum based on a pro-rated share of his then-current year’s bonus target, and (b) 12 months of severance based on his then-current base salary, plus the bonus payment he received in the prior 12 months paid in bi-weekly installments in accordance with the Company’s scheduled pay dates.

In addition, any RSUs or non-qualified stock options (“NQSOs”) held by Mr. Morgan will immediately vest upon a Change of Control. The Fair Market Value (as defined in the Company’s 2010 Omnibus Incentive Plan) of any RSUs will be paid in a lump sum within three days of the Change of Control and NQSOs will either be cancelled and replaced with a Replacement Award (as defined in the Company’s 2010 Omnibus Incentive Plan) or cancelled in exchange for a lump sum payment of the Fair Market Value of such NQSO.

In either scenario, Mr. Morgan may continue his health coverage under COBRA and, for the duration of the severance payments, the Company will continue to pay the employer portion of the applicable premiums (for up to nine months if termination without Cause and up to 12 months if within 12 months of a Change of Control, respectively). In addition, Mr. Morgan will be eligible for six months of executive career transition assistance.

Any severance payments under the Severance Agreement are conditioned upon Mr. Morgan’s execution of a release of claims against the Company and compliance with any post-employment covenants (such as confidentiality, non-solicitation or non-competition) applicable to him.

The Severance Agreement will remain in effect until June 30, 2016 and, thereafter, will renew automatically for successive one-year terms unless, not later than October 1 of the prior year, either the Company or Mr. Morgan gives notice that it or he will not extend the Severance Agreement.

Item 9.01 Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release of ICF International, Inc. dated June 14, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICF International, Inc.

Date: June 14, 2012	By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan
Chief Executive Officer